UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☒	Definitive Proxy Statement

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FIRST KEYSTONE CORPORATION
(Exact name of registrant as specified in its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than Registrant)

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First Keystone Corporation

111 West Front Street
Berwick, Pennsylvania  18603

April 5, 2011

Dear Fellow Shareholders of First Keystone Corporation:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of First Keystone Corporation to be held on Tuesday, May 17, 2011, at 10:00 a.m., Eastern Daylight Time.  The Annual Meeting this year will be held at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting.  The formal business schedule includes:

•	The election of 2 Class C Directors;

•	The ratification of the selection of J. H. Williams & Co., LLP, as the independent public accountants for the corporation for the fiscal year ending December 31, 2011;

•	Advisory vote on executive compensation; and

•	Advisory vote on the frequency of the advisory vote on executive compensation.

At the meeting, members of the corporation’s management will review the corporation’s operations during the past year and will be available to respond to questions.

We strongly encourage you to vote your shares, whether or not you plan to attend the meeting.  It is very important that you sign, date and return your proxy form as soon as possible.  The execution and delivery of your proxy does not affect your right to vote in person if you attend the meeting.  You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

Thank you for your continued support.  I look forward to seeing you at the Annual Meeting if you are able to attend.

Sincerely,

/s/ Matthew P. Prosseda
Matthew P. Prosseda
Chief Executive Officer

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FIRST KEYSTONE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May 17, 2011

TO THE SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of First Keystone Corporation will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, May 17, 2011, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603, for the following purposes:

1.	To elect 2 Class C Directors to serve for a three-year term and until their successors are properly elected and qualified;

2.	To ratify the selection of J. H. Williams & Co., LLP as the independent public accountants for the corporation for the fiscal year ending December 31, 2011;

3.	To conduct a non-binding vote on executive compensation;

4.	To conduct a non-binding vote on the frequency of non-binding shareholder votes on executive compensation; and

5.	To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

In accordance with the bylaws of the corporation and action of the Board of Directors, the corporation is giving notice of the Annual Meeting only to those shareholders on the corporation’s records as of the close of business on March 22, 2011, and only those shareholders may vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

A copy of the corporation’s Annual Report for the fiscal year ended December 31, 2010 may be obtained, at no cost, by contacting Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, Berwick, Pennsylvania 18603, telephone:  (570) 752-3671.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on May 17, 2011:
The 2011 Proxy Statement and the 2010 Annual Report on Form 10-K are also available at:
www.fkyscorp.com.

Whether or not you expect to attend the Annual Meeting in person, we ask you to complete, sign, date and promptly return your proxy form.  By so doing, you will ensure your proper representation at the meeting.  The prompt return of your signed proxy will also save the corporation the expense of additional proxy solicitation.  The execution and delivery of your proxy does not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

/s/ Matthew P. Prosseda
Matthew P. Prosseda, Chief Executive Officer

Berwick, Pennsylvania
April 5, 2011

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 17, 2011

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 17, 2011

GENERAL INFORMATION

Introduction, Date, Time and Place of Annual Meeting

First Keystone Corporation, a Pennsylvania business corporation and registered bank holding company, furnishes this Proxy Statement in connection with the solicitation, by its Board of Directors, of proxies to be voted at the Annual Meeting of Shareholders and at any adjournment or postponement of the Annual Meeting.  The corporation will hold the meeting on Tuesday, May 17, 2011, at 10:00 a.m., Eastern Daylight Time, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

The principal executive office of the corporation is located at First Keystone Community Bank, 111 West Front Street, Berwick, Pennsylvania 18603.  The bank is the sole, wholly-owned subsidiary of the corporation.  The telephone number for the corporation is (570) 752-3671.  All inquiries should be directed to Matthew P. Prosseda, Chief Executive Officer of the corporation and the bank.

Solicitation and Voting of Proxies

By properly completing and returning your proxy form, a shareholder is appointing the proxy holders to vote his or her shares as the shareholder specifies on the proxy.  If a shareholder signs the proxy but does not make any selection, the proxy holders will vote the proxy:

•	FOR the election of the nominees for Class C Director named in this proxy statement;

•	FOR the ratification of the selection of J. H. Williams & Co. as the independent public accountants for the corporation for the year ending December 31, 2011;

•	FOR the compensation of the named executive officers; and

•	FOR a vote every 3 years for the frequency of shareholder votes on executive compensation.

The execution and return of your proxy will not affect your right to attend the Annual Meeting and vote in person.

The corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the corporation may furnish shareholders in connection with the Annual Meeting.  In addition to the use of the mail, directors, officers and employees of the corporation and the bank may solicit proxies personally, by telephone, telecopier or other electronic means.  The corporation will not pay any additional compensation for the solicitation.  The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners and will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

•	By executing a later-dated proxy; or

•	By attending the Annual Meeting and voting in person.

Voting Securities, Record Date and Quorum

At the close of business on March 22, 2011, the corporation had 5,444,292 shares of common stock outstanding, par value $2.00 per share.  Our common stock is the corporation’s only issued and outstanding class of stock.  The corporation also had 243,475 shares held in treasury, as issued but not outstanding shares on that date.  The corporation’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock and up to 500,000 shares of preferred stock.  As of March 22, 2011, no shares of preferred stock were issued or outstanding.

Only shareholders of record as of the close of business on March 22, 2011 may vote at the Annual Meeting.  Cumulative voting rights do not exist with respect to the election of directors.  On all matters to come before the Annual Meeting, each shareholder is entitled to one vote for each share of common stock held on the record date.

Pennsylvania law and the bylaws of the corporation require the presence of a quorum for each matter that shareholders will vote on at the Annual Meeting.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting.  The corporation will count votes withheld and abstentions in determining the presence of a quorum for a particular matter.  The corporation will not count broker non-votes in determining the presence of a quorum for a particular matter.  A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.  Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Vote Required for Approval of Proposals

Assuming the presence of a quorum, the 2 nominees for director receiving the highest number of votes cast by shareholders will be elected.  Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

Assuming the presence of a quorum, executive compensation, as disclosed in this proxy statement will be approved if a majority of votes cast at the annual meeting vote “FOR” this proposal.

Assuming the presence of a quorum, the option of one, two or three years receiving the highest number of votes cast by shareholders at the annual meeting will be the frequency for the advisory vote selected by shareholders.

Assuming the presence of a quorum, ratification of the selection of independent public accountants requires the affirmative vote of a majority of all votes cast by shareholders, in person or by proxy, on the matter.  Abstentions and broker non-votes are not votes cast and, therefore, do not count either for or against ratification.  Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the majority is calculated.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity.  The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose and are sound and represent best practices.

Board Leadership Structure

First Keystone Corporation separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles.  The CEO is responsible for setting the strategic direction for the corporation and the day to day operation and performance of the corporation, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the Board.  Mr. Robert E. Bull, our Chairman, has been a director for over 50 years, including serving as Chairman the past 30 years.  The Board believes the separated roles of CEO and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between management and the Board, both essential for effective governance.

The corporation’s Board of Directors oversees all business, property and affairs of the corporation.  The Chairman and the corporation’s officers keep the members of the Board informed of the corporation’s business through discussions at Board meetings and by providing them with reports and other materials. The directors of the corporation also serve as the directors of the corporation’s wholly-owned bank subsidiary, First Keystone Community Bank, upon election by the corporation.

Currently, our Board of Directors has 9 members.  Based on the qualifications for independence established under the Securities and Exchange Commission (“SEC”) and NASDAQ standards for independence, John Arndt, Don E. Bower, Joseph B. Conahan, Jr., Jerome F. Fabian, and David R. Saracino meet the standards for independence.  Only independent directors serve on our Audit Committee.

In determining the directors’ independence, the Board of Directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

Risk Management

The Board’s role in the corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the corporation, including operational, financial, legal and regulatory, and strategic and reputational risks.  The Board receives reports from the various committees of the Board.  When a committee presents a report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the Board meetings.  This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and management.

Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Board of Directors has determined that the Board must have the right diversity.  This includes the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders.  The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

CODE OF ETHICS

As required by law and regulation, in 2003 we adopted our Code of Ethics to be applicable to our directors and senior officers.  The Code of Ethics is posted on our website at www.firstkeystonecorporation.com, which we filed with the SEC as exhibit 14 on Form 8-K on
January 11, 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

The corporation’s board of directors has, at present, an audit committee.

Audit Committee.  Members of the Audit Committee, during 2010, were David R. Saracino, Chairman, Don E. Bower, and Jerome F. Fabian, each of whom the Board of Directors has determined satisfies the NASDAQ independence and audit committee qualification standards.  The Audit Committee met 5 times during 2010.  The principal duties of the Audit Committee are set forth in its charter which is available on our website at www.firstkeystonecorporation.com  under the governance documents menu.  The duties include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent certified public accountant.

The Board of Directors has determined that David R. Saracino is an “audit committee financial expert” and “independent” as defined under applicable SEC and NASDAQ rules in 2010.  The Board deemed Mr. Saracino a “financial expert” as he possesses the following attributes:

•	An understanding of financial statements;

•	Proficiency in assessing the general utilization of such principles in connection with accounting for estimates, accruals and reserves;

•	Lengthy experience preparing, auditing, analyzing and evaluating financial statements;

•	Understanding of internal controls and procedures for financial reporting; and

•	Understanding of audit committee functions.

Oversight of Executive Compensation and Director Nominations

During 2010, the corporation did not have formal nominating or compensation committees.  The Board determined that it is appropriate for the corporation not to have a nominating or compensation committee in view of the corporation’s relative size, stability of the corporation’s Board of Directors, and the historic involvement of the entire Board in the director selection process and in the compensation process.  Because there is no formal nominating or compensation committee, the corporation does not have a formal charter for such committees.

COMMITTEES OF THE BANK

The Bank’s board of directors maintains standing committees: trust, asset-liability management, marketing, loan administration, human resources, building and executive. The composition of these committees is described below:

Name	Trust	ALCO	Marketing	Loan Administration	Human Resources	Executive	Building
John E. Arndt	x		x	x	x*	x	x
J. Gerald Bazewicz		x		x	x	x	x
Don E. Bower			x	x*	x		x
Robert A. Bull	x	x	x	x			x*
Robert E. Bull		x	x		x	x*	x
Joseph B. Conahan, Jr.	x*	x	x		x
Jerome F. Fabian			x*	x	x		x
John G. Gerlach	x	x*	x		x		x
David R. Saracino		x		x	x	x	x
Number of Meetings Held in 2010	12	4	3	3	1	0	3

*Denotes Chairman of Respective Committee.

Trust Committee  -  This committee ensures that all trust activities of the bank are performed in a manner that is consistent with the legal instrument governing the account, prudent trust administration practices and approved trust policy.

Asset/Liability Committee  -  This committee reviews asset/liability committee reports and provides support and discretion in managing the bank’s net interest income, liquidity and interest rate sensitivity positions.

Marketing Committee  -  This committee provides guidance to management in formulating marketing/sales plans and programs to assist in evaluating the performance of the bank relative to these plans.

Loan Administration Committee  -  This committee monitors loan review and compliance activities.  Also, the committee ensures that loans are made and administered in accordance with the loan policy.

Human Resources Committee  -  This committee helps ensure that a sound human resources management system is developed and maintained.  This committee determines compensation for non-executive officers and employees.  The entire Board of Directors acts as the Compensation Committee for the corporation and determines compensation for the executive officers.

Executive Committee  -  This committee exercises the authority of the Board of Directors in the management of the business of the bank between the dates of regular Board of Directors meetings.

Building Committee  -  This committee makes recommendations to the Board relating to the bank’s physical assets, including both current and proposed physical assets.

Board Meetings and Attendance

The members of the Board of Directors of the corporation also serve as members of the Board of Directors of First Keystone Community Bank.  During 2010, the corporation’s Board of Directors held 7 meetings.  Each of the directors attended at least 75% of the combined total number of meetings of the corporation’s Board of Directors and the committees of which he is a member.  Although there is no formal policy, all directors are expected to attend the Annual Meeting of Shareholders.  All directors attended the 2010 Annual Meeting of Shareholders.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  Due to the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.

Shareholder Proposals and Nominations

If a shareholder wants us to include a proposal in our proxy statement for presentation at our 2012 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 111 West Front Street, Berwick, Pennsylvania 18603, no later than December 8, 2011.  Any proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in corporation-sponsored proxy materials.  If a shareholder proposal is submitted to the corporation after December 8, 2011, it is considered untimely; and, although the proposal may be considered at the annual meeting, the corporation is not obligated to include it in the 2012 Proxy Statement.

The corporation’s Board of Directors nominates individuals for the position of director and considers diversity in identifying nominees for director.  Neither the corporation nor the bank has a nominating committee.  In addition, a shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the corporation in accordance with Section 10.1 of the corporation’s bylaws.  Any shareholder who intends to recommend nomination of any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 120 days prior to the date of any meeting of shareholders called for the election of directors and must provide the specific information listed in Section 10.1 of the bylaws.  You may obtain a copy of the corporation’s bylaws by writing to John E. Arndt, Secretary, First Keystone Corporation, 111 West Front Street, Berwick, Pennsylvania 18603.  Specifically, a shareholder who recommends a director candidate for consideration to the Board of Directors must provide the candidate’s name, biographical data, and qualifications.  A written statement from the candidate, consenting to be named as a candidate, and if nominated and elected, to serve as a director, should accompany any such recommendation.

The process that the Board of Directors uses for identifying and evaluating nominees for director is as follows: When there is a vacancy on the Board, either through the retirement of a director or the Board’s determination that the size of the Board should be increased, nominations to fill that vacancy are made by current directors on the Board.  The name of any individual recommended by the directors is provided to Chairman Robert E. Bull, who contacts the prospective director nominee and generally meets with him or her.  The members of the Board of Directors then may meet with the prospective director nominee.  If a nominee is qualified and will make a positive addition to the Board, the Board of Directors then nominates the candidate.

PROPOSAL NO. 1: ELECTION OF CLASS C DIRECTORS

The corporation’s bylaws provide that its Board of Directors will manage the corporation’s business.  Sections 10.2 and 10.3 of the Bylaws provide that the number of directors on the Board will not be less than 7 nor more than 25 and that the Board of Directors will be classified into 3 classes, each class to be elected for a term of 3 years.  Within the foregoing limits, the Board of Directors may, from time to time, fix the number of directors and their classifications.  No person 75 years or older may serve as director with the exception of Mr. Robert E. Bull.  Section 11.1 of the bylaws require that a majority of the remaining members of the Board of Directors, even if less than a quorum, will select and appoint directors to fill vacancies on the Board, and each person so appointed will serve as director until the expiration of the term of office of the class of directors to which he or she was appointed.

Section 10.3 of the bylaws provide for a classified Board of Directors with staggered three-year terms of office.  Accordingly, at the 2011 Annual Meeting of Shareholders, 2 Class C Directors will be elected to serve for a three-year term and until their successors are properly elected and qualified.  The Board of Directors of the corporation has nominated the current Class C Directors to serve as Class C Directors for the next three-year term of office.  The nominees for reelection this year are as follows:

•	Don E. Bower, director since 2001; and

•	Robert A. Bull, director since 2006.

Each nominee has consented to serve a three-year term of office and until his successor is elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies for the election of these 2 nominees.  If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee named by the Board of Directors of the corporation.  A majority of the directors of the corporation, in office, may appoint a new director to fill any vacancy occurring on the Board for any reason, and the new director will serve until the expiration of the term of the class of directors to which he or she was appointed.

The corporation’s Articles of Incorporation provide that cumulative voting rights will not exist with respect to the election of directors.  Accordingly, each share of common stock entitles its owner to cast one vote for each nominee.  For example, if a shareholder owns 10 shares of common stock, he or she may cast up to 10 votes for each director to be elected.

The Board of Directors recommends that shareholders vote  FOR the election of the above-named nominees.

Information as to Directors and Nominees

The following selected biographical information about the directors and nominees for director  is accurate as of March 22, 2011, and includes each person’s business experience for at least the past 5 years and the experience, qualifications and attributes or skills that led the board of directors to conclude that the person should serve as a director.

CURRENT CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2011
AND NOMINEES FOR CLASS C DIRECTOR WHOSE TERM WILL EXPIRE IN 2014

Don E. Bower
Mr. Bower (age 62), is the President and owner of Don E. Bower, Inc., an excavation contracting corporation located in Berwick, Pennsylvania.  He has been a director of the corporation and the bank since 2001.  Mr. Bower has successfully developed his business over 36 years and has strong executive leadership and management experience.

Robert A. Bull (1)
Mr. Bull (age 58), is an attorney at the law firm Bull, Bull, & Knecht, LLP.  Mr. Bull has been a director of the corporation and the bank since 2006.  He has been an attorney for 31 years and has become knowledgeable in banking since his law firm functions as the corporation’s solicitor.

CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2012

Jerome F. Fabian
Mr. Fabian (age 68), is the President and owner of Tile Distributors of America, Inc., located in Wilkes-Barre, Pennsylvania.  He has served as a director of the corporation and the bank since 1998.  Mr. Fabian has been a successful entrepreneur with extensive sales and marketing experience.

John G. Gerlach
Mr. Gerlach (age 69), is the President of the Pocono division of First Keystone Community Bank and the former President of Pocono Community Bank.  He has been a director of the corporation and the bank since 2007.  Previously, he was a director of Pocono Community Bank since 1998.  Mr. Gerlach has over 41 years of banking experience.  He possesses excellent banking knowledge and served on the Board of Directors of the Federal Reserve Bank of Philadelphia.

David R. Saracino
Mr. Saracino (age 67), is the former Vice President, Cashier, and Chief Financial Officer of First Keystone Community Bank.  Mr. Saracino has served as a director of the corporation and the bank since 2006.  He has excellent accounting skills and has been deemed our financial expert on the Audit Committee of the corporation.

CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2013

John E. Arndt
Mr. Arndt (age 49), is an insurance broker and the owner of Arndt Insurance Agency in Berwick, Pennsylvania.  He has served as a director of the corporation and the bank since 1995.  Mr. Arndt has 25 years experience in the insurance field, including 16 years overseeing the management of his own insurance agency.

J. Gerald Bazewicz
Mr. Bazewicz (age 62), serves as the President of the corporation and the bank, a position he has held since 1987.  Prior to that, Mr. Bazewicz also served as Chief Executive Officer from 1987 until September 2010.  He has served as a director of the corporation and the bank since 1986.  Mr. Bazewicz has 41 years of banking experience and a strong financial background which includes a B.S. in Finance and an MBA in Finance.

Robert E. Bull (1)
Mr. Bull (age 88), now retired, practiced as an attorney at the law firm Bull, Bull & Knecht, LLP, of which he remains a partner.  He has been the Chairman of the Board of the corporation since 1983 and of the bank since 1981.  He has served as a director of the corporation since 1983 and of the bank since 1956.  Mr. Bull has a strong understanding of our people and products which he acquired over five decades of service on our Board.

Joseph B. Conahan, Jr.
Dr. Conahan (age 67), is an Ophthalmologist and President of Pocono Eye Associates, Inc.  Dr. Conahan has been a director of the corporation and the bank since 2007.  Previously, he was a director at Pocono Community Bank since 1998.  Dr. Conahan has strong management skills and has served on the Board of Directors of a regional medical center.

(1)Robert E. Bull is the father of Robert A. Bull.

SHARE OWNERSHIP

Principal Owners

The following table sets forth, as of March 22, 2011, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the corporation’s outstanding common stock, the number of shares beneficially owned by the person and the percentage of the corporation’s outstanding common stock so owned.

			Percent of Outstanding
	Amount and Nature of		Common Stock
Name and Address	Beneficial Ownership1		Beneficially Owned
Berbank First Keystone Community Bank Trust Department 111 West Front Street Berwick, PA 18603	293,503	2	5.39%

1 The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 22, 2011.  Beneficial ownership may be disclaimed as to certain of the securities.

2 Nominee registration for the common stock held by the Trust Department of the bank on behalf of various trusts, estates and other accounts for which the bank acts as fiduciary with sole voting and dispositive power over 235,038 shares and as fiduciary with shared voting and dispositive power over 58,465 shares.  Total does not include 275,820 shares held by the Trust Department of the bank for which the bank does not have sole or shared voting or dispositive power.  The Trust Department intends to cast all shares under its voting power for the election of the nominees for director named in this proxy statement and for the ratification of J. H. Williams & Co., LLP, independent public accountants of the corporation.

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth, as of March 22, 2011, the amount and percentage of the outstanding common stock beneficially owned by each director, nominee for director, and other named executive officer of the corporation.  The table also indicates the total number of shares owned by all directors, nominees for director, and executive officers of the corporation and the bank as a group.  A person owns his shares directly as an individual unless otherwise indicated.

	Number of
Name	Shares Owned1, 2		Percentage3
Nominee for Class C Directors
(to serve until 2014)
And Class C Directors
Don E. Bower	69,535	4	1.28%
Robert A. Bull	77,913	5	1.43%

Class A Directors (to serve until 2012)
Jerome F. Fabian	43,616	6	–
John G. Gerlach	9,477	7	–
David R. Saracino	12,053	8	–

Class B Directors (to serve until 2013)
John E. Arndt	10,636	9	–
J. Gerald Bazewicz	39,214	10	–
Robert E. Bull	179,554	11	3.30%
Joseph B. Conahan, Jr.	61,441	12	1.13%

Other Named Executive Officers
Matthew P. Prosseda	6,151	13	–
Kevin L. Miller	3,182	14	–
Diane C. Rosler	2,747	15	–
Elaine A. Woodland	1,879	16	–

All Directors and Executive
Officers as a Group (14 Persons in Total)	522,539		9.60%

1 The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 22, 2011.  Beneficial ownership may be disclaimed as to certain of the securities.

2 Information furnished by the directors and the corporation.

3 Less than 1% unless otherwise indicated.

4 Includes 68,019 shares held individually by Mr. Bower, 719 shares held jointly with his spouse, and 797 shares held as custodian for his grandchildren.

5 Includes 29,432 shares held individually by Mr. R.A. Bull, 4,989 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, 35,216 shares held jointly with his spouse, and 8,276 shares held individually by his spouse.

6 Includes 8,379 shares held individually by Mr. Fabian, 16,106 shares by the Jerome F. Fabian Trust Under Agreement for which Mr. Fabian exercises dispositive power, and 19,131 shares held jointly with his spouse.

7 Includes 500 shares held individually by Mr. Gerlach, 8,227 shares held jointly with his spouse, and 750 shares which may be purchased upon the exercise of stock options.

8 Includes 3,228 shares pledged securities.

9 Includes 8,456 shares held individually by Mr. Arndt, and 1,500 shares held individually by his spouse, and 680 shares held as custodian for his children.

10 Includes 18,364 shares held individually by Mr. Bazewicz, 8,295 shares held in his bank 401(k) plan, 6,584 shares held jointly with his spouse, 771 shares held individually by his spouse, and 5,200 shares which may be purchased upon the exercise of stock options.

11 Includes 90,895 shares held individually by Mr. R.E. Bull, 4,989 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, and 83,670 shares held by the Sara E. Bull Decedent Estate Trust of which Mr. Bull is the trustee.

12 Includes 41,449 shares held individually by Dr. Conahan and 19,992 shares held jointly with his spouse.

13 Includes 3,314 shares held individually by Mr. Prosseda, 1,562 shares held in his bank 401(k) plan, and 1,275 shares which may be purchased upon the exercise of stock options.

14 Includes 596 shares held individually by Mr. Miller, 906 shares held in her bank 401(k) plan and 1,680 shares which may be purchased upon the exercise of stock options.

15 Includes 412 shares held individually by Ms. Rosler, 761 shares held in her bank 401(k) plan and 1,574 shares which may be purchased upon the exercise of stock options.

16 Includes 577 shares held individually by Ms. Woodland, 92 shares held jointly with her spouse, 710 shares held in her bank 401(k) plan and 500 shares which may be purchased upon the exercise of stock options.

DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John Arndt	29,500.00	—	—	—	—	—	29,500.00
Don E. Bower	29,100.00	—	—	—	—	—	29,100.00
Robert A. Bull	31,550.00	—	—	—	—	—	31,550.00
Robert E. Bull	35,350.00	—	—	—	—	—	35,350.00
Joseph B. Conahan, Jr.	28,750.00	—	—	—	—	—	28,750.00
Jerome F. Fabian	26,300.00	—	—	—	—	—	26,300.00
David R. Saracino	40,150.00	—	—	—	—	—	40,150.00

Compensation of Directors

During 2010, each member of the corporation’s Board of Directors received $700 for his attendance at the Annual Meeting.  Other corporate Board meetings met concurrently with the bank’s Board, and directors received no additional compensation.  The bank’s directors received $700 for each directors’ meeting attended.  Non-employee directors received a $5,000 retainer and $350 for each committee meeting attended.  Chairman Bull received an annual stipend of $1,000 and Secretary Arndt received an annual stipend of $750.  In addition, Mr. Saracino received compensation in the amount of $10,000 for his role as chair of the audit committee in 2010.  In the aggregate, the Board of Directors received $261,050 for all Board of Directors’ meetings and committee meetings attended in 2010, including all fees and stipends paid to all directors in 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the corporation’s financial reporting process on behalf of the Board of Directors.  In that connection, the committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control.  In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the corporation’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.  In addition, the committee has discussed with the independent public accountants, their independence from management and the corporation including the matters in written disclosures required by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the accountants’ independence.

The committee discussed the overall scope and plans for their audits with the corporation’s internal auditors and independent accountants.  The committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the corporation’s internal controls and the overall quality of the corporation’s financial reporting.  The corporation believes that it has established appropriate policies and procedures to comply with requirements of the Sarbanes-Oxley Act of 2002.  The committee held 4 meetings during fiscal year 2010 in addition to reviewing the quarterly results with the financial accountants prior to press release.

With respect to the corporation’s outside auditors, the committee, among other things, discussed with J.H. Williams & Co., LLP matters relating to its independence, including the written disclosures made to the committee by the outside auditors and the letter from the outside auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.  The committee and the Board of Directors have also approved the selection of the corporation’s independent public accountants for 2011.

Aggregate fees billed to the corporation and the bank by J. H. Williams & Co., LLP for services rendered during the years ended December 31, 2010 and 2009 were as follows:

	Year Ended December 31,
	2010	2009
Audit fees1	$100,500	$101,500
Audit related fees	0	0
Tax fees2	9,500	8,500
All other fees	0	0
Total	$110,000	$110,000

1Audit Fees include fees billed for professional services rendered for the audit of annual financial statement and fees billed for the review of financial statements included in First Keystone Corporation’s Forms 10-Q or services that are normally provided by J. H. Williams & Co., LLP in connection with statutory and regulatory filings or engagements.

2Tax Fees include fees billed for professional services rendered by J. H. Williams & Co., LLP for tax compliance. These services include preparation of Federal and State Annual Tax Returns for the Corporation.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accounts.  These services may include audit services, audit related services, tax services, and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent public accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case by case basis.  For each proposed service, the independent auditor is required to provide a detailed engagement letter.

The committee is comprised of 3 directors, all of whom are considered “independent” as defined by SEC Rules and NASDAQ listing standards.  The Board of Directors has determined that no member of the committee has a relationship with the corporation that should interfere with his independence from the corporation or its management.

The foregoing report has been furnished by the current members of the committee.

Members of the Audit Committee

David R. Saracino, Chairman
Don E. Bower
Jerome F. Fabian

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors serves as the Compensation Committee for the Bank and develops the bank’s and the corporation’s executive compensation policy, with the guidance of the Human Resources Committee.  The Human Resources Committee consists of independent directors and the Chief Executive Officer and helps ensure that a sound human resources management system is developed and maintained.

For the year 2010, executive compensation included base salary, the opportunity for cash bonuses, health and welfare and pension plans.  The basic mission of the corporation’s executive compensation policy is to provide executives with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk.  At risk elements of compensation may have no value or may be worth less than the target value if goals are not met.  At risk compensation includes the Management Incentive Compensation Plan.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities and individual performance levels.  In 2010, the Board awarded management incentive bonuses totaling $73,125.

Executive Officers’ Role in Determining Compensation

The Board considers information provided by the Chief Executive Officer in determining the appropriate level of compensation for other executives.  Individual performance objectives are set by the Chief Executive Officer and a year-end appraisal on each executive is prepared and reviewed by the Board of Directors.  No executive officer other than the Chief Executive Officer attends those portions of the Board meetings during which the performance of the other named executive officers is evaluated or their compensation is being determined.  The Chief Executive Officer is not present during the Board’s discussion of his compensation.

Compensation Consultant

The firm of L. R. Webber Associates Inc. acts as a compensation consultant for the bank.
L. R. Webber was hired by the Board of Directors.  The bank requested that the consultant provide compensation survey information and be available to address the bank’s questions.  The consultant did not play a role in setting compensation or advising on specific compensation.  In 2010, the role of L. R. Webber Associates Inc. was to provide its annual compensation survey.  In addition, L. R. Webber Associates provided a custom peer survey on compensation for the 12 institutions listed below.

Benchmarking

The Board of Directors uses data from the L. R. Webber Associates Inc. compensation survey of the Pennsylvania banking and thrift industry to assist in determining executive pay.  The peer group of financial institutions chosen by the Board of Directors for purposes of making a comparative analysis of executive compensation does include some of the same financial institutions incorporated in the peer group established to compare shareholder returns as indicated in the performance graph included in the Form 10-K.

From the L. R. Webber survey, the financial institutions chosen to benchmark included (11) banks and (1) thrift with assets generally between $500 million and $1 billion with headquarters located in Northeastern and Central Pennsylvania.  The financial institutions included:

—  First Columbia Bank (Bloomsburg)
—  Community Bank & Trust Company (Clarks Summit)
—  Dime Bank (Honesdale)
—  Ephrata National Bank (Ephrata)
—  ESSA Bank & Trust (Stroudsburg)
—  Fidelity Deposit & Discount Bank (Dunmore)
—  First Citizens National Bank (Mansfield)
—  First National Community Bank (Dunmore)
—  Jersey Shore State Bank (Williamsport)
—  Honesdale National Bank (Honesdale)
—  Mid Penn Bank (Millerburg)
—  Peoples National Bank (Hallstead)

As a result of the benchmarking, after reviewing base salaries and benefits, no adjustments to compensation were necessary in 2010, other than the normal annual salary increases.  The goal of First Keystone Corporation is to compensate at approximately the average range mid point for each job classification with at risk portion of compensation for the executives to reward favorable overall bank earnings performance.  The executive positions reviewed were all in the mid-point range except for the Chief Financial Officer, which was below the mid-point range because of the limited amount of time the present CFO served in this position.

Base Salary

The executive compensation established by the Board of Directors is based upon its overall subjective assessment of the value of the services provided by each executive officer with consideration given to performance factors and peer group compensation information.

The Board of Directors determines base salary for the executive officers with guidance from the Human Resources Committee and from compensation surveys.  For the base salary paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer as to each executive officer’s level of individual performance, contribution to the organization, scope of responsibilities, salary history and market levels gathered from the compensation surveys.  For the base salary paid to the Chief Executive Officer, the Board of Directors, with the Chief Executive Officer not being present, considers his performance level, the results of management decisions made by him and the earnings of the organization.  The Board of Directors reviews the return on assets and return on equity when determining whether or not the Chief Executive Officer’s base pay should be at the median, below the median, or above the median provided in the compensation surveys.  No particular weight is assigned to any of the foregoing individual performance factors and no specific performance targets are used in determining whether an increase in base salary is warranted.

Decisions regarding base salary are made without consideration of other forms of compensation provided.  Bonuses and long-term incentive awards are intended to provide additional incentive to the executives to achieve a higher level of success.  Adjusting the base salary to correspond with the amount of the bonuses and long-term incentive awards would defeat the purpose of having at risk compensation.

Cash Bonuses

The purpose of the Management Incentive Compensation Plan (the “Plan”) is to provide incentives and awards to top management employees who, through high levels of performance, contribute to the success and profitability of the bank.  The bonus plan serves as short term incentives that align executive pay with the annual performance of the corporation and is earned through the achievement of overall annual earnings objectives.  It aligns management’s interests with those of the shareholders because, generally, the higher the net income for the year, the larger the bonuses paid to management.  The Plan is also designed to support organizational objectives and financial goals, as defined by the bank’s Strategic and Financial Plans, by making available additional, variable and contingent incentive compensation.  The required budget net income figure has generally been 5% to 10% over the previous year’s net income for the corporation.

The Plan is based upon the achievement of a required budget net income figure of approximately $8.7 million in 2010 before any incentive award “pool” is formed.  The calculation of share of profits to be distributed to the Plan participants, and the incentive compensation is constructed to provide awards that are consistent with achieved profitability levels.  The management incentive bonuses are designed not to exceed a total of $75,000 annually and have never exceeded that amount.  The incentive formulas insure a level of incentive award that will enable the bank to attract, retain, and motivate high quality management personnel and support continued growth and profitability.

The Plan is also established to augment regular salary and benefits programs already in existence. It is not meant to be a substitute for salary increases, but as a supplement to salary, and, as stated earlier, as an incentive for performance that contributes to outstanding levels of achievement.

A committee appointed by the Board recommends performance levels to the Board for final action before the beginning of each year with the approval of our annual budget. Plan participants who are members of that committee shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation awards.  The committee, in the exercise of its discretion with respect to the determination of the amount of the incentive plan pool for any given plan year, may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense, or loss, and any and all factors that, in its sole discretion, may deem relevant.  Extraordinary occurrences may be excluded when calculating performance results to insure that the best interests of the Bank are protected and are not brought into conflict with the best interest of plan participants.  The management incentive cash bonus was $73,125 in 2010, $0 in 2009 and $55,500 in 2008.

Participation in the Plan is limited to the executive management team.  This management team includes the following functional job titles: Chief Executive Officer, Chief Operating Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Deposit Operations Manager, and Senior Vice President and Senior Loan Officer.  The management incentive pool created after the achievement of a required budget net income is distributed to the executive management team as follows:

Chief Executive Officer	45%
Chief Operating Officer	25%
Senior Vice President and Chief Financial Officer	10%
Senior Vice President and Deposit Operations Manager	10%
Senior Vice President and Senior Loan Officer	10%

Long-Term Incentives

The Board of Directors believes that stock option awards under the corporation’s 1998 Stock Incentive Plan (“1998 Plan”) provide a vehicle for long term incentive compensation through financial rewards dependent on future increases in the market value of the corporation’s stock.  The purpose of the 1998 Plan was to advance the development, growth and financial condition of the corporation and its subsidiaries by providing incentives through participation in the appreciation of capital stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of the corporation and its subsidiaries. The 1998 Plan expired in 2008 and the Board of Directors will explore the possibility of implementing another plan in the future.

The value realized by named executive officers from award grants in prior years is not taken into account in the process of setting compensation for the current year.  We also do not maintain any equity or other security ownership guidelines or requirements.

401(k) Plan

The Board believes that it is essential for employees to save for retirement and as such has provided all employees a vehicle through which to do so.  The Bank maintains a 401(k) plan, which has a combined tax qualified savings feature and profit sharing feature.

Supplemental Employee Retirement Plan

The Supplemental Employee Retirement Plan (“SERP”) rewards certain executive officers for their long-term contributions to the bank.  Additionally, to encourage the executives to continue their employment with the corporation until retirement, the Board believed it to be in the best interests of the corporation to enter into salary continuation agreements with them.  The agreements were also established to reward certain executives for past and future services to the corporation.  The Board believes the income benefit amounts are reasonable and consistent with the compensation standards of Section 39 of the Federal Deposit Insurance Company Improvement Act of 1991 and the related implementing regulations.

Currently, the corporation maintains a SERP for which Mr. Bazewicz, Mr. Prosseda, and Ms. Woodland participate.  The SERP provides that if the executive officer continues to serve as an officer of the bank until a stated retirement age of 60 years (for Bazewicz), 62 years (for Prosseda), and 63 years (for Woodland), the bank will pay 240 guaranteed consecutive monthly payments to Bazewicz and Prosseda, and 180 guaranteed consecutive monthly payments to Woodland commencing on the first day of the month following the officer’s retirement age and the termination of employment in the amounts indicated in this proxy. Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age.  The Board determined that it is in the best interests of the corporation to finance the SERP benefits by purchasing life insurance on the lives of certain executives.

Health and Welfare Plans

Health and welfare plans are not tied to corporation or individual performance.  The costs of providing such benefits to all employees are not taken into account when determining specific salaries of the named executives and is seen as a cost of doing business.

Group life insurance, group disability, vision benefits and health insurance are available to all employees, as well is an IRS 125 plan.  Such plans are standard in the industry and in the geographic area for all industries and necessary to compete for talented employees at all levels of the corporation.  Named executives participate in these plans under the same terms and conditions as other employees.

Health insurance premiums are partially paid by employees through payroll deductions for the employee share of the health care cost.

Triggering Events In Contracts

Presently, there are no named executive officers who are parties to employment or consulting agreements with the corporation.

Under the Supplemental Executive Retirement Plans to which both Mr. Bazewicz and Mr. Prosseda are parties, the triggering events are change of control, retirement, disability, involuntary termination and death.

The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage executives to act in the best interests of the shareholders in evaluating any change of control opportunities and it keeps the executives focused on running the corporation in the face of real or rumored corporate transactions.  The Compensation Committee also believes that it is appropriate to provide the executives a benefit under the Supplemental Executive Retirement Plan in the event the executive becomes disabled and a benefit to his beneficiaries in the event of this death as consideration for the executive’s past employment with the bank.  Additionally, as the Supplemental Executive Retirement Plan is a benefit upon which the executive will rely upon for retirement income, the bank also believes that it is important to provide the executive with a benefit under the Supplemental Executive Retirement Plan if the executive is terminated without cause before retirement age.

Accounting and Tax Treatments

Sections 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid in one year to highly compensated employees to $1 million.  Performance-based compensation is not subject to the limits on deductibility of Section 162(m) provided such compensation meets certain requirements.  The Compensation Committee strives to provide the named executive officers with compensation which will preserve the tax deductibility of compensation paid.  Given the current level of compensation, the Compensation Committee does not feel that it is necessary to have a formal policy with regard to Section 162(m).

Material Differences in Named Executive Officers’ Compensation

The Named Executive Officers are compensated based upon their respective position and longevity with the bank.  Mr. Gerlach’s compensation in 2007 and 2008 was determined after negotiations between Mr. Gerlach and the corporation during merger negotiations.  Mr. Gerlach’s compensation also takes into consideration his previous role as president of Pocono Community Bank.  As mentioned earlier, the difference in the named executive officers’ base salary is premised upon their position, experience, and individual performance.

Conclusion

The Compensation Committee believes the amount and types of compensation provided to the Executives are competitive and appropriate for First Keystone Corporation to attain its short and long-term objectives and goals.  The compensation programs are designed to provide an incentive to the Executive on both a short-term and long-term basis.  The programs have been tailored by First Keystone Corporation so that the various elements of compensation align the interests of our shareholders and those of the Executives to maximize shareholder value.

Compensation Committee Report

The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Board of Directors concluded that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

BOARD OF DIRECTORS

Robert E. Bull, Chairman	Dr. Joseph B. Conahan, Jr.
J. Gerald Bazewicz, President	Jerome F. Fabian
John E. Arndt, Secretary	John G. Gerlach
Don E. Bower	David R. Saracino
Robert A. Bull

Compensation Committee Interlocks and Insider Participation

The Board of Directors, which includes J. Gerald Bazewicz, President, functions as the Compensation Committee.  For compensation paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer.

Executive Compensation

During the beginning of 2010, the Board of Directors conducted a risk assessment of the bank’s compensation program.  The Board concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the bank.

The table below shows information concerning the annual and long-term compensation for services rendered in all capacities to the corporation and the bank for the fiscal year ended December 31, 2010 of those persons who were:

•	all individuals who served as the Principal Executive Officer and Principal Financial Officer during 2010, and

•	the other 3 most highly compensated executive officers of the corporation and the bank at December 31, 2010 whose total compensation exceeded $100,000.

On October 1, 2010, J. Gerald Bazewicz retired as Chief Executive Officer of the Corporation and the Bank.  Matthew P. Prosseda, former Chief Operating Officer, was appointed to the office of Chief Executive Officer.  Mr. Bazewicz, while retired from the day-to-day activities of the Bank, retained the position of President of the Corporation and the Bank.  Kevin L. Miller, former Information Technology Director, was promoted to Chief Operating Officer on October 1, 2010.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
Name and				Stock	Option	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation		Total
Position	Year	($)	($)1	($)	($)2	($)	($)		($)
J. Gerald Bazewicz	2010	210,058	25,313	—	—	—	42,156	3	277,527
President	2009	215,000	—	—	—	—	44,400	3	259,400
	2008	203,000	24,975	—	2,884	68,079	35,900	3	334,838

Matthew P. Prosseda	2010	169,539	22,500	—	—	24,709	16,954	4	233,702
Chief Executive Officer	2009	157,000	—	—	—	23,272	17,691	4	197,963
	2008	151,000	13,875	—	2,163	21,921	15,100	4	204,059

Diane C.A. Rosler	2010	85,654	7,500	—	—	—	8,566	5	101,720
Chief Financial Officer	2009	80,000	—	—	—	—	8,793	5	88,793
	2008	69,558	5,550	—	—	—	6,956	5	82,064

Kevin L. Miller	2010	99,038	10,313	—	—	—	9,904	6	119,255
Chief Operating Officer	2009	98,038	—	—	—	—	10,359	6	108,397
	2008	87,231	5,550	—	1,442	—	8,723	6	102,946

Elaine A. Woodland	2010	132,500	—	—	—	13,531	13,250	7	159,281
Senior Vice President	2009	131,758	—	—	—	12,745	13,176	7	157,679
	2008	92,300	—	—	1,442	7,090	9,230	7	110,062

John G. Gerlach	2010	75,000	—	—	—	—	26,700	8	101,700
President, Pocono Division	2009	142,789	—	—	—	—	34,179	8	176,968
	2008	275,913	—	—	2,163	—	38,600	8	316,676

1 Bonus earned in 2010 paid in 2011 and bonus earned in 2008 paid in 2009.

2 Option awards represent the compensation expense and financial reporting value of 2007 grants issued December 27, 2007 and recognized in 2008 for the named executive officers. The amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. There can be no assurance that these values will ever be realized by the executive in the future, or that the options will ever be exercised.  No option awards were granted in 2009 and 2010.

3 Amounts shown for Mr. Bazewicz in 2010 include $21,150 in director fees, $6,302 in 401(k) matching contribution, and $14,704 401(k) profit sharing award, in 2009 $19,900 in director fees, $7,350 in 401(k) matching contribution, and $17,150 401(k) profit sharing award, and in 2008 $15,600 in director fees, $6,090 401(k) matching contribution and $14,210 401(k) profit sharing award.

4 Amounts shown for Mr. Prosseda in 2010 include $5,086 401(k) matching contribution and $11,868 401(k) profit sharing award, in 2009 $5,307 401(k) matching contribution and $12,384 401(k) profit sharing award, and in 2008 $4,530 401(k) matching contribution and $10,570 401(k) profit sharing award.

5 Amounts shown for Ms. Rosler in 2010 include $2,570 401(k) matching contribution and $5,996 401(k) profit sharing award, in 2009 $2,638 401(k) matching contribution and $6,155 401(k) profit sharing award, and in 2008 $2,087 401(k) matching contribution and $4,869 401(k) profit sharing award.

6 Amounts shown for Mr. Miller in 2010 include $2,971 401(k) matching contribution and $6,933 401(k) profit sharing award, in 2009 $3,108 401(k) matching contribution and $7,251 401(k) profit sharing award, and in 2008 $2,617 401(k) matching contribution and $6,106 401(k) profit sharing award.

7 Amounts shown for Ms. Woodland in 2010 include $3,975 401(k) matching contribution and $9,275 401(k) profit sharing award, in 2009 $3,953 401(k) matching contribution and $9,223 401(k) profit sharing award, and in 2008 $2,769 401(k) matching contribution and $6,461 401(k) profit sharing award.

8 Amounts shown for Mr. Gerlach in 2010 include $19,200 in director fees, $2,250 401(k) matching contribution and $5,250 401(k) profit sharing award, in 2009 $19,900 in director fees, $4,284 401(k) matching contribution and $9,995 401(k) profit sharing award, and in 2008 $15,600 in director fees, $6,900 in 401(k) matching contribution and $16,100 401(k) profit sharing award.

401(k) Plan

The bank maintains a 401(k) Plan which has a combined tax qualified savings feature and profit sharing feature.  The plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age.  The plan agreement provides that the bank will match employee deferrals to the plan up to 3% of their respective eligible compensations.  Additionally, the bank may make a discretionary profit sharing contribution annually to the plan.  Contributions made by the bank to the plan are allocated to participants in the same portions that each participant’s compensation bears to the aggregate compensation of all participants.  Each participant in the plan is 100% vested at all times.  Benefits are payable under the plan upon termination of employment, disability, death, or retirement.

Of the $584,700 total expenses during 2010, $61,114 was credited among the individual accounts of the 4 most highly compensated executive officers of the bank.  Of the $61,114, Mr. Bazewicz was credited with $21,006, Mr. Prosseda with $16,954, Mr. Miller with $9,904, and Ms. Woodland with $13,250.  Mr. Bazewicz has been a member of the plan for 25 years, Mr. Prosseda for 5 years, Mr. Miller for 25 years, and Ms. Woodland for 3 years.

Aggregated Options, Grants or Exercises in 2010 Year-End Option Values

There were no grants or exercises of stock options by the named executive officer under the 1998 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards
	Number of	Number of	Equity Incentive
	Securities	Securities	Plan Awards:
	Underlying	Underlying	Number of Securities
	Unrestricted	Unrestricted	Underlying	Option
	Options	Options	Unrestricted	Exercise	Option
	(#)	(#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
J. Gerald Bazewicz	3,150	—	—	21.11	09/23/13
President	1,050	—	—	20.95	09/27/15
	1,000	—	—	16.75	12/27/17

Matthew P. Prosseda	525	—	—	20.95	09/27/15
Chief Executive Officer	750	—	—	16.75	12/27/17

Diane C.A. Rosler	787	—	—	15.08	09/24/12
Chief Financial Officer	787	—	—	21.11	09/23/13

Kevin L. Miller	393	—	—	15.08	09/24/12
Chief Operating Officer	787	—	—	21.11	09/23/13
	500	—	—	16.75	12/27/17

Elaine A. Woodland	500	—	—	16.75	12/27/17
Senior Vice President

John G. Gerlach	750	—	—	16.75	12/27/17
President, Pocono Division

OPTIONS EXERCISED DURING 2010

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J. Gerald Bazewicz President	—	—
Matthew P. Prosseda Chief Executive Officer	—	—
Diane C.A. Rosler Chief Financial Officer	412	2,563
Kevin L. Miller Chief Operating Officer	412	2,460
Elaine A. Woodland Senior Vice President	—	—
John G. Gerlach President, Pocono Division	—	—

Supplemental Employee Retirement Plan

The corporation maintains a Supplemental Employee Retirement Plan (“SERP”) covering 3 of the bank’s named executive officers, J. Gerald Bazewicz, Matthew P. Prosseda, and Elaine A. Woodland.  The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of the bank until a stated retirement age of 60 years for Bazewicz, age 62 for Prosseda, and 63 for Woodland, the bank will pay 240 guaranteed consecutive monthly payments for Bazewicz and Prosseda and 180 guaranteed consecutive monthly payments for Woodland commencing on the first day of the month following the officer’s 60th,  62nd, or 63rd birthday and the termination of employment in the amounts indicated below.

The established retirement benefit under the SERP for Mr. Bazewicz, Mr. Prosseda and Ms. Woodland will be $3,750 per month, $4,167 per month, and $2,083 per month respectively, and is not subject to change.  If the executive officer attains their stated retirement age, but dies before receiving all of the guaranteed monthly payments, then the bank will make the remaining payments to the officer’s beneficiary.  In the event the officer dies while serving as an officer, prior to their stated retirement age, the bank will remit the guaranteed monthly payment to the officer’s beneficiary commencing the month following the executive’s death.  In the event of a change of control and the termination of the officer’s employment, the guaranteed monthly payments will commence the month following the executive’s termination of service.  Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age or is terminated for cause.

The SERP allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to the bank.  The plan objective is to provide the executive officers with a final wage replacement ratio of approximately 75% of projected final salary including projected benefits from the bank 401(k), social security, and salary continuation provided through the agreement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Gerald Bazewicz President	SERP	15	545,126	7,500
Matthew P. Prosseda Chief Executive Officer	SERP	5	83,804	—
Elaine A. Woodland Senior Vice President	SERP	3	33,366	—

Post Termination Benefits

J. Gerald Bazewicz

On October 1, 2010, J. Gerald Bazewicz retired as Chief Executive Officer of the Corporation and the Bank.  He is currently receiving $3,750 per month under the terms of his SERP agreement.

John G. Gerlach

The following tables and narratives set forth the potential post termination benefits payable to Mr. Gerlach under the 1998 Stock Incentive Plan.

Termination For Cause and Voluntary Termination.  If Mr. Gerlach’s employment is terminated for “Cause” or voluntarily terminates his employment, First Keystone Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)
1998 Stock Incentive Plan	563	563

Termination Without Cause - Before a Change in Control.  If Mr. Gerlach’s employment is terminated “Without Cause,” he would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	563

Death or Disability.  In the event of a termination of employment as a result of Mr. Gerlach’s death or disability, the Executive’s dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	563	563
Life Insurance Proceeds	150,000	—

Termination Upon or After a Change in Control.  If a “Change in Control” occurs, Mr. Gerlach shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	563

Matthew P. Prosseda

The Board of Directors may at its sole discretion award Mr. Prosseda a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

The following tables and narratives set forth the potential post termination benefits payable to Mr. Prosseda under the 1998 Stock Incentive Plan and the Supplemental Employee Retirement Plan in a lump sum or over a period of time upon certain termination events assuming that the executive’s employment was terminated as of December 31, 2010.

Termination for Cause and Voluntary Termination.  If Mr. Prosseda’s employment is terminated for “Cause” as defined in the Supplemental Employee Retirement Plan or he voluntarily terminates his employment, First Keystone Corporation shall be obligated to make the following payments.

Termination for Cause ($)
1998 Stock Incentive Plan	563
Supplemental Employee Retirement Plan	0

Termination Without Cause - Before a Change of Control.  If Mr. Prosseda’s employment is terminated “Without Cause,” he would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	563
Supplemental Employee Retirement Plan	15,608* annual benefit

*SERP benefit would be paid in 12 equal monthly payments of $1,300 for 240 months commencing the month following the executive’s normal retirement age.

Death or Disability.  In the event of a termination of employment as a result of Mr. Prosseda’s death or disability, his dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	563	563
Supplemental Employee Retirement Plan	50,000* annual benefit	83,804
Life Insurance Proceeds	380,000	—

*SERP benefit under death would be paid to the beneficiary in monthly payments of $4,167 for 240 months commencing the month following the executive’s death.  The SERP benefit under disability shall be paid in a lump sum 60 days after the executive’s termination of employment.

Termination Upon or After a Change in Control.  If a “Change of Control” as defined in the Supplemental Executive Retirement Agreement occurs, Mr. Prosseda shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	563
Supplemental Employee Retirement Plan	50,000* annual benefit

*The SERP benefit under a change of control would be paid in monthly payments of $4,167 for 240 months commencing the month following the executive’s termination of service.

Diane C. A. Rosler

The Board of Directors may at its sole discretion award Ms. Rosler a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

The following tables and narratives set forth the potential post termination benefits payable to Ms. Rosler under the 1998 Stock Incentive Plan as of December 31, 2010.

Termination for Cause and Voluntary Termination.  If Ms. Rosler’s employment is terminated for “Cause” or she voluntarily terminates her employment, First Keystone Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)
1998 Stock Incentive Plan	1,905	1,905

Termination Without Cause - Before a Change of Control.  If Ms. Rosler’s employment is terminated “Without Cause,” she would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	1,905

Death or Disability.  In the event of a termination of employment as a result of Ms. Rosler’s death or disability, her dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	1,905	1,905
Life Insurance Proceeds	200,000	—

Termination Upon or After a Change in Control.  If a “Change of Control” occurs, Ms. Rosler shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	1,905

Kevin L. Miller

The Board of Directors may at its sole discretion award Mr. Miller a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

The following tables and narratives set forth the potential post termination benefits payable to Mr. Miller under the 1998 Stock Incentive Plan as of December 31, 2010.

Termination for Cause and Voluntary Termination.  If Mr. Miller’s employment is terminated for “Cause” or he voluntarily terminates his employment, First Keystone Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)
1998 Stock Incentive Plan	1,326	1,326

Termination Without Cause - Before a Change of Control.  If Mr. Miller’s employment is terminated “Without Cause,” he would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	1,326

Death or Disability.  In the event of a termination of employment as a result of Mr. Miller’s death or disability, his dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	1,326	1,326
Life Insurance Proceeds	220,000	—

Termination Upon or After a Change in Control.  If a “Change of Control” occurs, Mr. Miller shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	1,326

Elaine Woodland

The Board of Directors may at its sole discretion award Ms. Woodland a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

The following tables and narratives set forth the potential post termination benefits payable to Ms. Woodland under the 1998 Stock Incentive Plan and the Supplemental Employee Retirement Plan in a lump sum or over a period of time upon certain termination events assuming that the executive’s employment was terminated as of December 31, 2010.

Termination for Cause and Voluntary Termination.  If Ms. Woodland’s employment is terminated for “Cause” as defined in the Supplemental Employee Retirement Plan or he voluntarily terminates his employment, First Keystone Corporation shall be obligated to make the following payments.

Termination for Cause ($)
1998 Stock Incentive Plan	375
Supplemental Employee Retirement Plan	0

Termination Without Cause - Before a Change of Control.  If Ms. Woodland’s employment is terminated “Without Cause,” he would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	375
Supplemental Employee Retirement Plan	6,462* annual benefit

*SERP benefit would be paid in 12 equal monthly payments of $538 for 180 months commencing the month following the executive’s normal retirement age.

Death or Disability.  In the event of a termination of employment as a result of Ms. Woodland’s death or disability, his dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	375	375
Supplemental Employee Retirement Plan	25,000* annual benefit	33,366
Life Insurance Proceeds	260,000	—

*SERP benefit under death would be paid to the beneficiary in monthly payments of $2,083 for 180 months commencing the month following the executive’s death.  The SERP benefit under disability shall be paid in a lump sum 60 days after the executive’s termination of employment.

Termination Upon or After a Change in Control.  If a “Change of Control” as defined in the Supplemental Executive Retirement Agreement occurs, Ms. Woodland shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	375
Supplemental Employee Retirement Plan	25,000* annual benefit

*The SERP benefit under a change of control would be paid in monthly payments of $2,083 for 180 months commencing the month following the executive’s termination of service.

Related Person Transactions

Related person transactions are subject to approval by the Board of Directors.

In deciding whether to approve a related person transaction the following factors may be considered:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Corporation or payments to the Corporation;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Corporation from unrelated partes; and

•	the business advantage the Corporation would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Corporation, and that are as favorable to the Corporation as would be available from non-related entities in comparable transactions.

Other than described below, there have been no material transactions between the corporation or the bank, nor any material transactions proposed, with any director or executive officer of the corporation or the bank, or any associate of these persons.  The law firm Bull, Bull & Knecht, LLP, of which Directors Robert E. Bull and Robert A. Bull, are partners, provided routine legal services to the bank according to the firm’s normal fee schedule and billing rates, and the bank intends to continue to engage the firm’s services in the future.  The bank paid total fees of $46,362 to the law firm during 2010.  In addition, the corporation and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the corporation and the bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the corporation and the bank.

Total loans outstanding and commitments from the corporation and the bank at December 31, 2010, to the corporation’s and the bank’s executive officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $8,205,000, or approximately 10.4% the total equity capital.  Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.  All loans are current and being paid as agreed.  The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2010 to officers and directors of the corporation and the bank, and their affiliates as a group was $9,060,682.  The aggregate amount of outstanding indebtedness as of the latest practicable date, March 1, 2011, to the above described group was $8,032,479.

PRINCIPAL OFFICERS OF THE BANK AND THE CORPORATION

The following table presents selected information as of March 5, 2011, about the executive officers of the bank and corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

	Age as of	Office and Position	Office and Position
Name	March 5, 2011	with the Bank	with the Corporation
Robert E. Bull	88	Chairman of the Board since 1981	Chairman of the Board since 1983

J. Gerald Bazewicz	62	President since 1987	President since 1987

John E. Arndt	49	Secretary since 2006	Secretary since 2006

Matthew P. Prosseda	49	Chief Executive Officer since 2010	Chief Executive Officer since 2010

Kevin L. Miller	50	Chief Operating Officer since 2010	Chief Operating Officer since 2010

Diane C. A. Rosler	46	Chief Financial Officer since 2007	Chief Financial Officer since 2007

LEGAL PROCEEDINGS

In the opinion of the management of First Keystone Corporation and its banking subsidiary, there are no proceedings pending to which the corporation or its banking subsidiary is a party to, or which their property is subject, which, if determined adversely to the corporation or the bank, would have a material effect on their undivided profits or financial condition.  There are no proceedings pending other than routine litigation incident to the business of the corporation and its banking subsidiary.  In addition, to the Board’s knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material proceedings against First Keystone Corporation or its banking subsidiary.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed J. H. Williams & Co., LLP, Certified Public Accountants, located at 270 Pierce Street, Kingston, Pennsylvania 18704, as the corporation’s independent public accountants for its 2011 fiscal year.  The Board proposes that shareholders ratify this selection.  J. H. Williams & Co., LLP, has advised the corporation that none of its members has any financial interest in the corporation.  Ratification of J. H. Williams & Co., LLP, will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting by shareholders entitled to vote.  J. H. Williams & Co., LLP served as the corporation’s independent public accountants for the 2010 fiscal year, assisted the corporation and the bank with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the bank for services at its customary hourly billing rates.  The corporation’s and the bank’s Board of Directors approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Representatives of J. H. Williams & Co., LLP, will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement and are expected to be available to respond to any questions.  In the event that the shareholders do not ratify the selection of J. H. Williams & Co, LLP, as the corporation’s independent public accountants for the 2011 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2011 fiscal year.

The Board of Directors recommends that the shareholders vote  FOR the ratification of the selection of J. H. Williams & Co., LLP,  as the independent public accounts for the corporation for the year ending December 31, 2011.

PROPOSAL NO. 3: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success.  We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the corporation’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the corporation’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the corporation or our Board of Directors. Our Board of Directors values the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of the Board of Directors

The approval of the compensation of the named executive officers as disclosed in this proxy statement will be approved if a majority of the votes cast at the Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board recommends a vote FOR the compensation
of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 4:  NON-BINDING VOTE ON THE FREQUENCY
OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The text of the resolution in respect of Proposal No. 4 is as follows:

“Resolved, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the corporation’s named executive officers should occur every one, two or three years.”

In considering your vote, you may wish to review the executive compensation information presented in this proxy statement.  In addition, shareholder should note the following:

The Board of Directors believes shareholders should be given the opportunity to approve the corporation’s executive compensation triennially because triennial votes will provide the corporation with the time to thoughtfully consider the results of their say on pay votes, respond to shareholders sentiments, and implement changes.

For these reasons, we believe that a once every three years is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

Vote Required; Recommendation of the Board of Directors

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board of Directors recommends a vote FOR THREE YEARS on Proposal No. 4 regarding the frequency of the shareholder vote to approve the compensation of the named executive officers as required by SEC’s compensation disclosure rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the Securities and Exchange Commission.  Based solely on its review of copies of Section 16(a) forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the corporation believes that during the period January 1, 2010 through December 31, 2010, its officers, directors and reporting shareholders were in compliance with all filing requirements applicable to them.

AVAILABILITY OF FORM 10-K

The Corporation will file with the SEC an Annual Report on Form 10-K for 2010.  The Corporation will provide a copy of that report on written request without charge to any person.  Please address your request to Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, Berwick, Pennsylvania 18603, telephone: (570) 752-3671.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the persons named in the accompanying proxy intend to vote on the matters as they determine to be in the best interest of the corporation.